April 28, 1997





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC   20549

Re:       Central Maine Power Company
          Definitive Additional Proxy Materials
          File No. 1-5139

Ladies and Gentlemen:

          Transmitted herewith through the EDGAR system is definitive additional proxy material of Central Maine Power Company. This material is being sent to holders of the Company's Dividend Series Preferred Stock on April 29, 1997.

          Please direct any questions or comments to me at (207) 621-4795.

                                                Very truly yours,



                                                Anne M. Pare
                                                Corporate Counsel and Secretary




April 28, 1997

     To the Dividend Series Preferred Stockholders of Central Maine Power
Company:

     We recently sent you proxy materials in connection with the Annual Meeting of Shareholders of Central Maine Power Company scheduled for May 15, 1997 at which you will be asked to approve Proposal 4 which provides for an increase in the existing unsecured Medium-Term Note program from $150 million to $500 million. Approval of Proposal 4 will provide the Company with additional financing flexibility and market opportunities necessary in a business environment transitioning to competition and industry restructuring. The Central Maine Power Company Board of Directors recommends that you vote FOR Proposal 4. Your vote is very important.

     Approval of Proposal 4 requires the affirmative vote of a majority of the shares of the 6% Preferred Stock and Dividend Series Preferred Stock present or represented at the meeting, voting as a single class.

     Again, your vote is very important to Central Maine Power Company no matter how many shares you own. Please sign, date and return your proxy card marked FOR Proposal 4 in the enclosed postage paid envelope today. Thank you for taking the time to consider and vote on this important issue.

Sincerely yours,






David T. Flanagan

     If your Central Maine Power Company dividend series preferred shares are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for your proxy to be voted FOR Proposal 4.

     If you have any questions or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

             Attn:  Paul Schulman
             Corporate Investor Communications, Inc.
             111 Commerce Road, Carlstadt, NJ 07072-2586
             Toll free:          1-800-346-7885
             Collect call:      1-201-896-1900